EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated January 18, 2018, by and between ProBility Media Corporation, a Nevada corporation (the “Company”), and Ted L. Blanton, Sr., an individual (the “Consultant”) (each of the Company and Consultant is referred to herein as a “Party” and together as the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Consultant was the co-founder, President and Chief Executive Officer of North American Crane Bureau Group, Inc., a Florida corporation (“NACB”), which is engaged in the business of providing crane operator training, certification and inspection services, as well as crane simulation training;

WHEREAS, pursuant to the Stock Purchase Agreement (the “Purchase Agreement”), dated as of January 18, 2018, by and among, the Company, NACB, the Consultant and Diane Blanton, the Company has agreed to purchase all of the outstanding shares of common stock of NACB and the business of NACB as a going concern;

WHEREAS, the Company desires to retain the services of the Consultant (the “Services”), upon the terms and conditions set forth herein, to assist the Company in preserving and transitioning to the Company the good will and business relationships of the customers, suppliers, independent contractors and strategic partners in respect of the business;

WHEREAS, the Consultant desires to provide consulting services to the Company upon such terms and conditions; and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the Company and the Consultant enter into this Agreement and, but for such condition, the Company would not have entered into the Purchase Agreement.

NOW, THEREFORE, in reliance on and in consideration of the premises and of the mutual benefits and covenants contained herein, the Parties hereto, intending to be bound, hereby agree as follows:

ARTICLE I.
ENGAGEMENT; TERM; SERVICES

1.1.       Services. Pursuant to the terms and conditions hereinafter set forth, the Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide the Services to the Company during the Term (as defined below) of this Agreement.

1.2.       Term. The Consultant shall begin providing Services hereunder on the day following the Closing Date under, and as defined in, the Purchase Agreement (the “Effective Date”), and this Agreement shall remain in effect until January 18, 2021 (the “Term”). The obligations under this Agreement shall begin on the Effective Date and continue to bind the Parties until the end of the Term, or the earlier termination thereof as provided in Article III herein.

1.3.       Allocation of Time and Energies. The Consultant hereby promises to perform and discharge faithfully the Services which may be requested from Consultant from time to time by the Company and duly authorized representatives of the Company. The Consultant shall provide the Services required hereunder in a diligent and professional manner. The Consultant hereby agrees that he will not undertake any such other work which could conflict with any of his obligations hereunder.

ARTICLE II.
CONSIDERATION; EXPENSES; INDEPENDENT CONTRACTOR; TAXES

2.1.       Cash Consideration. During the Term of this Agreement, for all Services rendered by Consultant hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Consultant shall accept, as compensation a total of $100,000 per year, to be paid in accordance with the Company’s usual payroll practices (the “Cash Fee”).

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2.2.       Grant of Common Stock.

2.2.1       As additional compensation for Consultant’s services rendered hereunder, Consultant shall be entitled to receive a total of 1,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), as follows: (i) 500,000 shares on the date hereof, (ii) 500,000 shares on July 18, 2019, and (iii) 500,000 shares on January 18, 2021 (each, a “Share Payment Date”), reflecting an issuance price of $0.50 per share.

2.2.2       The Consultant (or his estate) shall be entitled to receive all of the Shares provided for in Section 2.2.1 above despite any cessation of Consultant’s relationship with the Company.

2.2.3       The Consultant shall enter into a Lock-Up, Leak-Out Agreement, the form of which is attached as Exhibit A hereto (the “Lock-Up, Leak-Out Agreement”), restricting Consultant from selling or otherwise transferring any Shares during the one-year period following the Effective Date and limiting such sales or other transfers during the subsequent one-year period to such number of Shares equal to 10% of the daily volume, based on the prior month’s average daily volume, every thirty (30) days.

2.2.4       In the event that, at any time during which the Consultant shall remain eligible to receive any Shares pursuant to this Agreement, there shall occur any merger, consolidation, reorganization or other business combination with any Person that results in a Change of Control (as such term is defined in Section 9.12 of the Purchase Agreement) of the Company or the sale, conveyance, disposition of or transfer to any Person of all or substantially all the assets of the Company, then (a) if the Company is not the surviving corporation, in lieu of the Shares otherwise issuable hereunder, the Company shall transfer or cause to be issued to the Consultant the fair equivalent securities of the surviving corporation (provided, however, if the securities of the surviving corporation are either (1) not listed on a market operated by the OTC Markets Group Inc. or any national securities exchange or (2) not otherwise of a reporting company that is subject to the reporting requirements of the Exchange Act, then the surviving corporation shall pay to the Consultant cash in lieu of Shares), and (b) the Company shall, as part of the terms and conditions of any such merger, consolidation, reorganization or other business combination with any Person that results in a Change of Control of the Company or sale, conveyance, disposition of or transfer to any Person of all or substantially all the assets of the Company, cause the surviving corporation to acknowledge the terms and conditions of, and assume all of the Company’s obligations pursuant to, this Agreement and reserve and make available the substitute consideration contemplated by this Section 2.2.4.

2.2.5       Upon the Consultant’s death or disability, all Shares provided for under this Agreement will transfer to the Consultant’s designated beneficiary.

2.3.       Company Vehicle and Expenses. At Consultant’s option, Consultant (i) shall be able to continue using the Company’s 2014 Ford Expedition (the “Company Vehicle”) as a company vehicle for the duration of this Agreement or (ii) shall purchase the Company Vehicle for an amount equal to the outstanding indebtedness relating to the Company Vehicle, together with a vehicle allowance from the Company of $650 per month ($7,800 per year in the aggregate) in consulting fees to cover vehicle expenses.

2.4.       Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent or employee of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority in connection with the Services. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company pursuant to this Agreement, except that the Company will add Consultant (or his new consulting company) to the Company’s professional liability insurance policy as an additional insured and maintain such coverage for a minimum of ten years after the date hereof or, if less, until such time as the Company is no longer engaged in the business in which such coverage is reasonably required (or, in which case, the applicable entity, North American Crane Bureau Inc., is no longer active).

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2.5.       Taxes. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Consultant under the terms of this Agreement. Consultant agrees and understands that it is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Consultant agrees to indemnify and hold harmless the Company and his affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising from or in connection with (i) any obligation imposed on the Company to pay withholding taxes or similar items, or (ii) any determination by a court or agency that the Consultant is not an independent contractor pursuant to this Agreement.

ARTICLE III.
TERMINATION

3.1.       Termination. This Agreement and the services of the Consultant hereunder shall be terminated as follows:

3.1.1       The Parties may terminate this Agreement immediately upon the mutual agreement of the Parties;

3.1.2       This Agreement shall terminate immediately upon the death of the Consultant;

3.1.3       The Company may terminate this Agreement upon 10 days’ written notice to the Consultant for cause, in the event the Consultant becoming incapacitated or disabled such that he is unable to perform the Services or in the event of a material breach of this Agreement by the Consultant which is not cured by the Consultant during such period; or

3.1.4       The Consultant may terminate this Agreement upon 10 days’ written notice to the Company in the event of a material breach of this Agreement by the Company which is not cured by the Company during such period;

The term “cause,” as used in this Agreement, shall mean, in the reasonable judgment of the Company, continued neglect by the Consultant of his duties, misconduct by or gross negligence of Consultant, any material violation of the provisions of this Agreement (including, without limitation, any violation by the Consultant of Article IV), or any conduct which is detrimental to the Company or would result in prejudice to the business or interest of the Company, should the Consultant’s services be continued.

3.2.       Rights Upon Termination. Upon termination of the Term, the Consultant shall continue to comply with the terms of Articles VI-VIII hereof following the Termination Date.

ARTICLE IV.
REPRESENTATIONS OF CONSULTANT

4.1.       Investment Representations.

4.1.1       The Consultant acknowledges that:

(i)       The Consultant understands that the Shares to be acquired by Consultant pursuant to this Agreement have not been registered under the Securities Act, nor qualified under any state securities laws, and that such Shares are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Consultant is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(ii)       The Consultant has such knowledge and experience in financial and business matters that Consultant is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and Consultant is able to bear the economic risk of this investment in the Shares (including a complete loss of Consultant’s investment).

4.1.2       Limitations on Disposition.

(i)       The Consultant understands that the Consultant must bear the economic risk of Consultant’s investment in the Shares indefinitely unless the Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Shares is qualified under applicable state securities laws or an exemption from such qualification is available. Consultant further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow Consultant to transfer any or all of Consultant’s interest in the Shares in the amounts or at the times Consultant might propose.

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(ii)       The Consultant acknowledges that he is aware of Rule 144 under the Securities Act (“Rule 144”) which permits limited public resales of “restricted securities” subject to the satisfaction of certain conditions. Consultant understands that under Rule 144, except as otherwise provided in paragraph (d) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, certain holding periods and limitations on the amount of securities to be sold and the manner of sale. Consultant acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, or an exemption from registration will be required for any disposition of the Shares. Consultant understands, that although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.1.3       Advisors. The Consultant has consulted his own legal and tax advisors regarding the consequences of the transaction contemplated by this Agreement and acknowledges that he is not relying upon, nor has he received, any legal or tax advice from the Company or its legal counsel or accountants.

4.1.4       Investment Purpose. The Consultant is acquiring Consultant’s interest in the Shares solely for Consultant’s own account for investment and not with a view toward the resale, transfer or distribution thereof, nor with any present intention of transferring or distributing Consultant’s interest in the Shares.

4.1.5       Restrictive Legend. The Consultant understands and acknowledges that the Shares are characterized as “restricted securities” under U.S. securities laws and agrees to the imprinting, so long as required by law, of the following legend on certificates representing Consultant’s Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

ARTICLE V.

MUTUAL REPRESENTATIONS, COVENANTS AND

WARRANTIES OF THE PARTIES

5.1.       Power and Authority. The Parties have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Parties have duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Parties enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the Parties rights generally and general equitable principles.

5.2.       Execution and Delivery. The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the Articles of Incorporation or Bylaws, or such other document(s) regarding organization and/or management of the Parties, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which the Parties are bound or affected.

5.3.       Authority of Entities. Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

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ARTICLE VI.
CONFIDENTIAL/TRADE SECRET INFORMATION;
COMPANY PROPERTY; NON-SOLICITATION

6.1.       Confidential/Trade Secret Information/Non-Disclosure/Non-Solicitation.

6.1.1       Confidential/Trade Secret Information Defined. During the course of Consultant’s engagement, Consultant will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Consultant and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Consultant for the Company, including its subsidiaries, affiliates and predecessors, during the term of Consultant’s engagement with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Consultant prior to its disclosure to Consultant by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Consultant after receiving it, or (c) has been received lawfully and in good faith by Consultant from a third party who is not and has never been a Consultant of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

6.1.2       Restriction on Use of Confidential/Trade Secret Information. Consultant agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i)       Non-Disclosure. Consultant agrees that it will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Consultant’s job duties to the Company under this Agreement; and

(ii)       Non-Removal/Surrender. Consultant agrees that it will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Consultant is performing Services, except pursuant to his duties under this Agreement. Consultant further agrees that it shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his engagement with the Company, and that it shall not thereafter retain any copies of any such materials.

6.2.       Non-Solicitation of Employees and Consultants. Consultant agrees that during the Term and for the twelve-month period following the date of the termination of this Agreement (the “Termination Date”), he shall not, directly or indirectly, solicit or otherwise encourage any employees or consultants of the Company to leave the employ or service of the Company, or solicit, directly or indirectly, any of the Company’s employees or consultants for employment or service; provided, however, that Consultant may solicit an employee or consultant if (i) such employee or consultant has resigned voluntarily (without any solicitation from Consultant), and at least one (1) year has elapsed since such employee’s or consultant’s resignation from employment or termination of service with the Company, (ii) such employee’s employment or consultant’s services was terminated by the Company, and if one (1) year has elapsed since such employee or consultant was terminated by the Company, (iii) the Company has consented to the solicitation of such employee or consultant in writing, which consent the Company may withhold in its sole discretion, or (iv) such solicitation solely occurs by general solicitations for employment to the public.

6.3.       Non-Solicitation of Contacts. The Consultant agrees that during the Term and during the twelve-month period following the Termination Date, Consultant shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, or (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company.

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6.4.       Breach of Provisions. If the Consultant materially breaches any of the provisions of Articles VI-VIII hereof, or in the event that any such breach is threatened by Consultant, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of Articles VI-VIII hereof.

6.5.       Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in Articles VI-VIII hereof, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

6.6.       Specific Performance. The Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Articles VI-VIII hereof would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

6.7.       Company Property. Upon termination of this Agreement, or on demand by the Company during the Term of this Agreement, Consultant will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Consultant pursuant to the terms of this Agreement, obtained by Consultant in connection with the provision of the Services, or otherwise belonging to the Company or its successors or assigns.

ARTICLE VII

WORK PRODUCT

7.1.       Work Made for Hire. The Consultant hereby agrees that all information, materials, tools, data, inventions, ideas, writings and other property, including, without limitation any improvements or modifications, whether or not copyrightable, created or adapted by it, whether alone or in conjunction with any other person, firm or corporation (hereinafter referred to as “Person”) arising out of or created in connection with Services, provided for the Company hereunder or as a result of such Services (the “Work Product”), whether or not eligible for patent, copyright, trademark, trade secret or other legal protection, shall be “work made for hire” for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes and as such, the sole and exclusive property of the Company.

7.2.       License of Work Product. The Consultant acknowledges that the Company in its sole discretion shall have the right to license the Work Product or any portion thereof, and/or incorporate the Work Product or any portion thereof into the Company’s products, for use by other licensees or clients of the Company.

7.3.       Right to Work Product. The Consultant hereby assigns exclusively to the Company in perpetuity, all right, title and interest of any kind whatsoever, in and to the Work Product, including any and all patents, patent rights, trademarks, mask work rights, trade secrets, rights of priority, copyrights and other proprietary rights thereto (and the exclusive right to register copyrights, patents, trademarks and other rights), and represents and warrants that Consultant has not previously assigned such rights or any portion thereof to any other Person. Accordingly, all rights in and to the Work Product, including any materials derived therefrom or based thereon and regardless of whether any such Work Product is actually used by the Company, shall from its creation be owned exclusively by the Company and Consultant will not have or claim to have any rights of any kind whatsoever in such Work Product. Without limiting the generality of the foregoing, Consultant will not make any use of any of the Work Product in any manner whatsoever without the Company’s prior written consent.

7.4.       Representations Regarding Work Product. The Consultant represents and warrants that the Work Product provided by it hereunder will be original works created by it or a third party and not previously published in any form and that the use by the Company of the Work Product will not violate or infringe on any copyright or other proprietary or privacy right of any other Person and that the Company will have the right to use the Work Product in perpetuity without obligation to any Person. In the event of any breach of this representation and warranty, Consultant agrees to indemnify the Company and hold it harmless from and against any and all claims, costs, liabilities and expenses incurred by it as a result of such breach. “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

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7.5.       Assignment of Rights. In some jurisdictions, the Consultant may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Work Product that cannot be automatically owned by the Company. In that case, if applicable law permits Consultant to assign Consultant’s Right(s) in future Work Product at this time, then Consultant hereby assigns any and all such Right(s) to the Company, without additional compensation to Consultant; if not, then Consultant agrees to assign any and all such Right(s) in any such future Work Product to the Company or its nominee(s) upon request, without additional compensation to Consultant.

7.6.       Waiver of Moral Rights. The Consultant waives the Consultant’s moral rights to any and all copyrights subsisting in the Work Product. If required by the Company, the Consultant also agrees to sign, and to cause the Consultant’s employees and subcontractors to sign, any applications or other documents the Company may reasonably request: (a) to obtain or maintain patent, copyright, industrial design, trade-mark or other similar protection for the Work Product, (b) to transfer ownership of the Work Product to the Company, and (c) to assist the Company in any proceeding necessary to protect and preserve the Work Product. The Company will pay for all expenses associated with preparing and filing such documents.

ARTICLE VIII.

NON-COMPETITION

8.1.       Non-Competition. As a material inducement to the Company’s consummation of the transactions contemplated by the Purchase Agreement, including, without limitation, the Company’s acquisition of the good will associated with the business of the Company, the Consultant agrees as to subsections 8.1.1-8.1.4 below. Notwithstanding anything to the contrary contained herein, except as set forth in Section 8.1.1, to the extent of any conflict between the Purchase Agreement and this Section 8.1, the terms hereof shall control.

8.1.1       The Consultant will not, for a period of two (2) years following the Effective Date (or, with respect to Mr. Blanton, if longer, co-terminus with the non-compete provisions in the Purchase Agreement) (computed by excluding from such computation any time during which such Consultant is found by a court of competent jurisdiction to have been in violation of any provision of this Section 8.1.1) (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business that competes with the business of the Company (such business, the “Restricted Business”) in any Restricted Area, or at any time following the Effective Date make any use of any Company Intellectual Property other than in connection with the business of the Company. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any capital stock of the Company, or prohibit Consultant from engaging and/or performing accident investigation expert work, litigation support, or lift and equipment audits.

8.1.2       The Consultant will not, for a period of two (2) years following the Effective Date (computed by excluding from such computation any time during which Consultant is found by a court of competent jurisdiction to have been in violation of any provision of this Section 8.1.2), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, (i) solicit or hire (or assist or encourage any other Person to solicit or hire), or otherwise interfere in any manner with any employee, consultant or strategic partner of any of the Company, the Company, or any of the Company’s subsidiaries (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business. For purposes of this Section 8.1.2, a Person shall be deemed to be an employee, consultant, customer or strategic partner of any Restricted Entity if any such relationship existed or exists at any time (A) during the thirty (30) days prior to the execution of this Agreement or (B) after the Closing Date and during the operation of this provision, and any such Person shall cease to have the applicable status one year after the termination of any such relationship. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Consultant from engaging and/or performing accident investigation expert work, litigation support, or lift and equipment audits.

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8.1.3       The Consultant agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, the Company’s acquisition of the goodwill associated with the business of the Company. If a judicial or arbitral determination is made that any provision of this Section 8.1 constitutes an unreasonable or otherwise unenforceable restriction against a Consultant, then the provisions of this Section 8.1 shall be rendered void with respect to Consultant only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing this Section 8.1 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 8.1 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 8.1 is determined not to be specifically enforceable, the Company may be entitled to recover monetary damages as a result of the breach of such agreement.

8.1.4       The Consultant acknowledges that he has carefully read and considered the provisions of this Section 8.1. Consultant acknowledges that he has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 8.1. Consultant also acknowledges and understands that these restrictions are reasonably necessary to protect interests of the Company, including, without limitation, protection of the goodwill acquired, and Consultant acknowledges that such restrictions will not prevent him from conducting businesses that are not included in the Restricted Business set forth in this Section 8.1 during the periods covered by the restrictive covenants set forth in this Section 8.1. Consultant also acknowledges that the contemplated transactions constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 8.1.

ARTICLE IX.

MISCELLANEOUS

9.1.       Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 9.1, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 9.1, or which such recipient ‘replies’ to such prior email). Such notices shall be sent to the applicable party or parties at the address specified below:

If to the Company:	ProBility Media Corporation 1517 San Jacinto Street Houston, Texas 77002 Attention: Mr. Noah I. Davis President and Chief Operating Officer Facsimile: (800) 861-1175 Email: noah@probilitymedia.com

If to the Consultant:	Ted L. Blanton, Sr. 930 Williston Park Point Lake Mary, Florida 32746 Facsimile: (407) 869-8778 Email: tblantonsr@cranesafe.com

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9.2.       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns. Consultant may not assign any of its rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

9.3.       Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

9.4.       Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

9.5.       Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Consultant, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Consultant’s engagement, express or implied, other than to the extent expressly provided for herein.

9.6.       Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties.

9.7.       Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

9.8.       Survival. The termination of Consultant’s engagement with the Company pursuant to the provisions of this Agreement shall not affect Consultant’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Consultant’s obligations under Article VI-VIII of this Agreement.

9.9.       No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

9.10.       Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

9.11.       Electronic Signatures and Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written, to be effective as of the Effective Date.

“COMPANY”	PROBILITY MEDIA CORPORATION By: /s/ Noah I. Davis Name: Noah I. Davis Title: President and Chief Operating Officer
“CONSULTANT”	/s/ Ted L. Blanton, Sr. Ted L. Blanton, Sr.

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